Exhibit 99.1

Genie Energy Announces Completion of Preferred Stock Redemption

NEWARK, NJ – June 20, 2023: Genie Energy Ltd., (NYSE: GNE), (“Genie Energy”) a leading retail energy and renewable energy solutions provider, announced today that it completed the scheduled redemption of all outstanding shares of its Series 2012-A Preferred Stock (“Preferred Stock”) on June 16, 2023.

The Preferred Stock was redeemed for $8.50 per share and an additional $0.1349 per share in accrued dividends. The aggregate redemption payment was $6.5 million.

Following the redemption, there are no shares of Preferred Stock outstanding, all rights of Preferred Stockholders have terminated, and the Preferred Stock’s ticker symbol, GNEPRA, has been retired.

Michael Stein, CEO of Genie Energy, commented, “With the redemption of our preferred shares complete, and no debt outstanding, our common stockholders will now capture the undiluted value of Genie’s dynamic, rapidly growing retail energy supply and renewable energy businesses.”

Questions regarding the redemption of the Series A Preferred Stock may be directed to the company’s redemption agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Corporate Actions

Tel.: (800) 937-5449

(718) 921-8317

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

Genie Energy Investor Relations Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

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